Exhibit 99.1

Dollar Tree Stores' CFO Plans Orderly Transition to Position of
Corporate Secretary

    CHESAPEAKE, Va.--(BUSINESS WIRE)--March 31, 2004--Dollar Tree Stores Inc.(NASDAQ: DLTR), today announced that Frederick Coble, Chief Financial Officer and Corporate Secretary, would move to the newly expanded position of Corporate Secretary later this year after an orderly transition. The Company is launching a nationwide search for a new CFO, with plans to complete the search before Mr. Coble's transition to the new position.
    "Eric has played a significant role in building Dollar Tree Stores into a national company and the retail leader in the single price point category," CEO Bob Sasser said. "The Company has strong operating momentum, a solid balance sheet and a consistent history of earnings growth. Eric will continue to serve the company as CFO and help us identify a talented successor over the next few months. In addition to his role as Corporate Secretary, he will serve as a resource for special projects and analysis as we continue to grow."
    "Dollar Tree Stores has grown to a national company since I became CFO and Corporate Secretary five years ago," Coble said, "and I am confident that the Company will continue to enhance its category-leading position well into the future. The Corporate Secretary job has grown over time and now requires my full attention. I will continue to function as CFO while working closely with Bob to identify a new CFO and facilitate a smooth and efficient transition."
    Dollar Tree Stores Inc. is the nation's leading operator of single-price point dollar stores. As of January 31, 2004, Dollar Tree operated 2,513 stores in 47 states. The Company also operates a coast-to-coast logistics network of nine distribution centers. Dollar Tree is a member of the NASDAQ 100 index.

    CONTACT: Dollar Tree Stores, Inc., Chesapeake
             Erica Robb or Adam Bergman, 757-321-5000 http://www.DollarTree.com